Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3, the Registration Statement Nos. 333-240086, 333-234423, 333-217810 and 333-196296 on Form S-3, Registration Statement No. 333-251863 on Form S-4 and Registration Statement No. 333-216988 on Form S-8 of Ready Capital Corporation of our report dated February 26, 2021, relating to the consolidated financial statements, the financial statement schedules and the effectiveness of internal control over financial reporting of Anworth Mortgage Asset Corporation and its subsidiaries (the Company), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2020 and incorporated by reference into this Form 8-K/A.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ RSM US LLP

Los Angeles, California

January 11, 2022

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